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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     FORM 12b-25                SEC FILE NUMBER
                                                              33-9645; 811-4881

                             NOTIFICATION OF LATE FILING           CUSIP NUMBER
                                                                            N/A

(CHECK ONE): / /Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q /x/Form N-SAR

     For Period Ended:    November 30, 1995
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     [   ] Transition Report on Form 10-K
     [   ] Transition Report on Form 20-F
     [   ] Transition Report on Form 11-K
     [   ] Transition Report on Form 10-Q
     [   ] Transition Report on Form N-SAR
     For the Transition Period Ended:
                                     -------------------------------------------

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

  Norwest Advantage Funds
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Full Name of Registrant

  Prime Value Funds, Inc.
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Former Name if Applicable

  61 Broadway, Suite 6770
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Address of Principal Executive Office (STREET AND NUMBER)

  New York, New York 10006
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(b), the following should be completed. (Check box if appropriate)

           (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       |   (b)  The subject annual report, semi-annual report, transition
       |        report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
   /X/ |        thereof, will be filed on or before the fifteenth calendar day
       |        following the prescribed due date; or the subject quarterly
       |        report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
           (c)  The accountant's statement or other exhibit required by Rule
                12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

                                                (ATTACH EXTRA SHEETS IF NEEDED)
                                                               SEC 1344 (11-91)

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Meredith P. Miles             (207)               879-6200 extension 6111
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          (Name)                 (Area Code)           (Telephone Number)

(2)  Have all other periodic reports required under Section
     13 or 15(d) of the Securities Exchange Act of 1934 or
     Section 30 of the Investment Company Act of 1940 during
     the preceding 12 months (or for such shorter) period that
     the registrant was required to file such reports) been
     filed?  If answer is no, identify report(s)                      Yes     No

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(3)  It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
     included in the subject report or portion thereof?               Yes     No

     If so, attach a explanation of the anticipated change, both narratively, and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               Norwest Advantage Funds
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                     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  January 26, 1996        By /s/ Thomas G. Sheehan,
      ----------------           ------------------------
                                 Vice President and Assistant Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. the name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION


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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                           VIOLATIONS (SEE 18 U.S.C. 1001).
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                                 GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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                              ATTACHMENT TO FORM 12b-25

                                   JANUARY 26, 1995


   Form N-SAR will be filed within the prescribed 15 day period consistent with
Part II of this form. Due to an unavoidable delay in obtaining necessary information, preparation of the N-SAR has taken more time than expected. Accordingly, the Registrant will need the prescribed 15 day extension period to file form N-SAR. Form N-SAR will be filed electronically as soon as possible.